Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 26th day of August, 2014 by and between INTEGRATED INPATIENT SOLUTIONS, INC., a Florida corporation (the "Company"), and OSNAH BLOOM (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company has asked the Executive to serve as Chief Executive Officer of the Company and;

WHEREAS, the parties are desirous of entering into this Agreement in order to ensure the Company of the valuable services of the Executive pursuant to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT CONDITIONS

(a) Effective upon the commencement of the Term hereof (as defined in Section 2), the Company hereby employs the Executive as Chief Executive Officer and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. As Chief Executive Officer, the Executive shall report only to the Board of Directors of the Company, and shall have powers and authority superior to those of any officer or employee of the Company or any Subsidiary thereof except those reserved to the Chairman of the Board by the Articles of Incorporation or Bylaws of the Company as in effect on the date of this Agreement. It is the intent of the parties that the Executive shall manage the affairs of the Company in accordance with the plans and strategies developed by the Board of Directors.

2. TERM

(a) The term of the Executive's engagement hereunder shall be for two (2) years commencing as of the date of this Agreement (the "Commencement Date") and shall terminate on the two year anniversary of the Commencement Date unless renewed or extended by mutual agreement of Executive and the Company’s Board of Directors or unless sooner terminated in accordance with the terms hereof (the "Term").

3. DUTIES OF EXECUTIVE

(a)	During the Term of this Agreement, the Executive shall devote substantially all her business time and attention to the best efforts and affairs of the Company.

(b)	Executive will act as the Company’s Chief Executive Officer for the and perform such services and assume such duties and responsibilities as are assigned to Executive by the Board of the Company, which are consistent with the position of Chief Executive Officer, including but not limited to oversight of outside legal and accounting service providers, marketing and the hiring of all executive and management level employees for the Company and its various subsidiary business units each of whom shall report directly to or, in Executive’s sole discretion, indirectly to Executive.

(c)	Notwithstanding Section 3(a) hereof, the Executive may serve on the board of directors of such other corporations, trade associations, charitable organizations or other entities; provided, however, that such services or activities shall not conflict with the Executive's duties to the Company.

4. COMPENSATION

Subject to any other provision of this Agreement, during the Term hereof, the Executive shall receive a base salary as described in Schedule A attached hereto. All salary payments will be, less applicable withholding taxes and other deductions approved by the Executive or required by law in accordance with the usual payroll practices of the Company.

5. EMPLOYEE BENEFITS

The Executive shall be entitled to Six (6) weeks of paid vacation during each year. Executive shall also have the ability to carry over up to Two (2) weeks of unused vacation from one calendar year to the next. In addition to the compensation and other benefits provided for elsewhere in this Agreement, the Executive shall be reimbursed up to $350 per month for health insurance for Executive and shall be reimbursed up to $250 per month for automobile expenses (gas, parking, tolls) incurred by the Executive in the performance of her duties hereunder.

6. COUNSEL FEES AND INDEMNIFICATION

(a) In the event of a Dispute or arbitrable matter under Section 9 hereof the Company shall pay, or reimburse to the Executive, all reasonable fees and costs of her legal counsel incurred by the Executive; provided, however if the Executive does not prevail in a Dispute or arbitrable matter under Section 9 hereof initiated by him, the Executive shall be responsible for the fees and cost of the Executive.

(b) The Company shall indemnify and hold harmless the Executive as currently provided in the Company's Articles of Incorporation and By-laws. The rights of indemnification in the Company’s current Articles of Incorporation and By-laws shall not be diminished by subsequent modification or amendment without the approval of the Executive, except as such indemnification is modified as required by law.

(c) The provisions of this Section 6 shall survive the termination or expiration of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND

AGREEMENTS OF THE COMPANY

The Company hereby represents and warrants to, and agrees with, the Executive as follows:

(i) this Agreement, and each of the terms and provisions hereof, including, without limitation the undertakings with respect to payment, indemnification set forth herein, do not violate or conflict with (A) any provisions of the Articles of Incorporation or the Bylaws of the Company, (B) any agreement by which the Company is bound, (C) any federal, state or local law, rule, or regulation or judicial order. This Agreement has been duly and validly authorized, executed and delivered by the Company, and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(ii) the Company has all power and authority (including, without limitation all necessary governmental, judicial or other consents, approvals or authorizations) necessary to enter into this Agreement and to perform its obligations hereunder and thereunder;

(iii) this Agreement and the employment of the Executive by the Company have been approved by the Board of the Company; and

(iv) the Company has exercised reasonable diligence (including consulting with outside counsel) in making the representations and warranties set forth herein and the Board of Directors has authorized the Company to make the representations and warranties set forth herein.

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8. TERMINATION

This Agreement may be terminated only as follows:

(a) Manner of Termination By the Company. This Agreement may be terminated by the Company for Good Cause or Disability of the Executive, only upon a vote of the Board of Directors at a meeting after 30 days' prior written notice to the Executive of such meeting contained in a Notice of Termination and after the Executive (together with her legal counsel) has been given the opportunity to be heard before the Board of Directors. Except in the event of termination for Good Cause, a Notice of Termination shall not provide for a date of termination less than sixty (60) days from the date the Notice of Termination is given.

(b) Manner of Termination by the Executive. The Executive may terminate this Agreement, except in the event of her death, only upon Notice of Termination to the Board of Directors. If the termination is for Good Reason, the Company shall be given thirty (30) days to cure the basis claimed for Good Reason termination. If the basis for Good Reason termination is cured within such thirty (30) day period to the reasonable satisfaction of the Executive, the Notice of Termination shall be deemed withdrawn. Except in event of termination for Good Reason, such Notice of Termination shall be given by the Executive at least sixty (60) days in advance of the termination of employment or such shorter time as the Board of Directors may allow.

(c) Termination by the Company Other than for Good Cause. death or Disability or by the Executive for Good Reason. If (A) the Company shall terminate the employment of the Executive during the Term other than for Good Cause, death or Disability, or (B) the Executive terminates this Agreement for Good Reason, then the Executive shall be entitled to receive on the date of termination of this Agreement (subject to delay of such payment in the event of a Dispute over whether a termination was for a Good Reason), and shall have a vested right with respect thereto on the date of termination, the following:

(i) a severance payment of cash in an amount equal to two year’s annualized Base Salary Amount plus Bonus Amount, in each case as in effect on the date of such termination, divided by twelve and then multiplied by the number of months (and portion thereof) remaining to the end of the term hereof.

(d) Termination by the Company for Good Cause Or Voluntary Termination by Executive Without Good Reason. For purposes of this Agreement, Good Cause shall mean (i) fraud or embezzlement by the Executive against the Company or any of its Subsidiaries or Affiliates; (ii) conviction of the Executive for a felony or a crime in the first degree or second degree as used in the Code of Criminal Justice of the State of Florida or other criminal offense involving moral turpitude or dishonesty which reflects upon the Executive's ability to perform her duties hereunder; (iii) habitual substance abuse or excessive absenteeism of the Executive not related to a Disability; or (iv) commission by the Executive of a criminal act or other willful act in direct violation of a written directive of the Board respecting her duties under this Agreement that in the reasonable judgment of the Board causes or will cause substantial economic damage to the Company or its Subsidiaries after written notice (specifying the particulars thereof in reasonable detail) by the Board, and reasonable opportunity to be heard are given to the Executive including her legal counsel by the Board, and the Executive is given reasonable opportunity to cure such failure by the Board subject to the following sentence. In the event of clause (iv), the Notice of Termination shall specify the actions required by the Executive to cure such breach as well as the time period in which she is expected to take such corrective action where the Board of Directors reasonably determines in the case of clause (iv) that a cure is reasonably possible, and the Executive shall be allowed to correct such situation during the period provided in the Notice of Termination. In the event the Board of Directors determines that Executive has taken proper and satisfactory corrective action during such period, the Executive shall not be then terminated for Good Cause and the Notice of Termination shall be deemed withdrawn. For the purposes of determining whether Good Cause existed, any act or failure to act by the Executive which is done, or omitted to be done, by her in good faith and with reasonable belief that her action or omission was in the best interests of the Company shall not be deemed to be willful.

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Subject to the right to Dispute, in the event of termination of this Agreement for Good Cause or in the event of termination of this Agreement by the Executive without Good Reason all rights of Executive under this Agreement shall terminate as of the date of such termination, except (A) for the right to receive salary, bonus and other compensation and benefits that have accrued for periods prior to the date of such termination, (B) for those provisions of this Agreement that survive the termination or expiration of this Agreement and (C) the Board shall determine within ten (10) days of such termination, whether under the circumstances of the termination the Executive's right to receive any or all or any portion of the following shall be forfeited: (i) any severance benefits. The Executive and her legal counsel shall be entitled to meet with the Board prior to such determination. In the event only of termination by the Company for Good Cause or by the Executive without Good Reason which determination of Good Cause or lack of Good Reason is not reversed by the Panel, any determination by the Board regarding the receipt of any or all or any portion of the amounts described in the immediately preceding clauses (i) and (ii) shall not be reviewable in arbitration or by any court.

(e) Definition of Good Reason.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the events or conditions described in the subsections below except in connection with a termination of the Executive by the Company for Good Cause, or by reason of the Executive's death or Disability.

(A) an adverse change, in the Executive's status, title, position or responsibilities (including reporting responsibilities); the assignment to the Executive of any duties or responsibilities which are inconsistent with her status, title or position; or any removal of the Executive from or failure to reappoint or re-elect him to any of such offices or positions;

(B) [Reserved];

(C) any material breach by the Company of any provision of this Agreement after opportunity to cure such breach by the Company as provided herein;

(D) any purported termination of the Executive's employment for Good Cause by the Company which does not comply with the terms of this Agreement;

(E) Failure of the Company of any provision of the Articles of Incorporation or By-laws which adversely change the scope of indemnification currently provided to the Executive;

(F) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successors and assigns (including any successor to the Company's business whether by merger, consolidation, transfer of all or substantially all assets, or otherwise) to assume and agree to perform this Agreement, in accordance with the terms hereof.

(f) Termination by the Company upon Death or Disability of the Executive. This Agreement shall terminate upon death of the Executive, and may, at the option of the Company, be terminated by the Company, upon written notice to the Executive (or her personal representative), upon the Disability of the Executive. Upon any such termination of this Agreement for Disability, the Executive shall no longer be entitled to receive the Base Salary Amount or the Bonus with respect to any period after such termination. Upon the Executive’s death, the Executive’s estate or her designated beneficiaries, as appropriate shall be entitled to receive within 30 days of her death the Base Salary Amount earned and not yet paid prior to her death. Except as provided herein, after death or disability the Company shall have no further liability to make payments to the Executive or her estate hereunder.

(g) Payment Terms. Payment of any amounts to which the Executive shall be entitled pursuant to the provisions of this Section 8 shall be made on the earlier of (i) ten (10) days following the termination of the Executive's employment and the expiration of any cure period except with respect to amounts which are the subject of a Dispute and (ii) the last day of the Term of this Agreement as set forth in Section 2 hereof except with respect to amounts which are the subject of a Dispute. Any amount in Dispute shall be placed in escrow and shall be paid within 14 days of resolution of said Dispute in final, non-appealable fashion. Any amounts payable pursuant to this Section 8 which are not made when due within the period specified in this Section 8(g) shall bear interest at a rate equal to the "prime rate" of interest as published from time-to-time in the Eastern Edition of The Wall Street Journal until paid to Executive.

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(h) Benefits. In the event the Executive's employment with the Company is terminated for any reason prior to the end of the Term, the Executive and her dependents, if any, will continue to participate in any group health plan sponsored by the Company in which the Executive was participating on the date of such termination, for the remainder of the Term subject to payment by the Executive of normal employee contributions. Thereafter, the Executive and her dependents, if any, shall be entitled to elect continuation of health coverage under Section 4980B of the Code, or any successor provisions thereto, to the extent permitted by applicable law, and subject to payment of applicable contributions by Executive. In addition to any payments to which the Executive may be entitled upon termination of her employment pursuant to any provision of this Agreement, the Executive shall be entitled to any benefits under any life insurance, pension, supplemental pension, savings, or other employee benefit plan in which the Executive was participating on the date of any such termination only in accordance with and to the extent provided by the terms of such plans upon termination of employment of participants.

(i) Dispute. In the event a party hereto receives a Notice of Termination, such party within five (5) days of the receipt thereof may notify the party sending the Notice of Termination that a Dispute exists; provided however that in the event of a cure period such five (5) day period shall commence at the end of such cure period. In particular and subject to the cure period provision set forth in the first sentence hereof, the Executive shall have five (5) days from the receipt of Notice of Termination to challenge whether or not Good Cause or Disability existed by notifying the Company that he is submitting the Dispute to arbitration pursuant to Section 9. The Company shall have thirty (30) days, subject to the cure period provision set forth in the first sentence hereof, from the receipt of a Notice of Termination to challenge whether or not Good Reason existed by notifying the Executive that it is submitting the Dispute to arbitration pursuant to Section 9. In the event the Panel appointed pursuant to Section 9 determines that the purported termination by the Company for Good Cause or Disability or by the Executive for Good Reason was in fact without Good Cause or no Disability was present or for Good Reason if by the Executive, the Executive shall retain all compensation paid to him during the Dispute and be entitled to applicable severance benefits under Section 8. If a Dispute exists, and so long as the Term would not have expired but for the purported termination and so long as he continues to participate in the prompt resolution of the Dispute the Executive shall be entitled to receive her Base Salary Amount as provided under this Agreement pending resolution of the Dispute as provided herein. In the event the Executive prevails in the Dispute, then he shall be entitled to receive any amounts to which he may be entitled hereunder.

9. CONFIDENTIAL INFORMATION

Disclosure of Confidential Information.

(a) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of the Company which has been expressly or implicitly protected by the Company or which, from all of the circumstances, the Executive knows or has reason to know that the Company intends or expects the secrecy of such information to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account information, merchandising, selling, accounting, finances, know-how, trademarks, trade names, trade practices, trade secrets and other proprietary information of the Company.

(b) Executive Shall Not Disclose Confidential Information. The Executive will not, during the Term or following the termination of Executive’s employment with the Company, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of the Company.

(c) Scope. Executive’s covenant in Subsection 9(b) to not disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of the Company, its agents, lawyers or accountants, so long as those sources did not receive the information directly or indirectly as the result of Executive’s action.

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(d) Title. All documents or other tangible or intangible property relating in any way to the business of the Company which are conceived or generated by Executive or come into Executive’s possession during the employment period shall be and remain the exclusive property of the Company, and Executive agrees to return all such documents, and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company, including, but not limited to, all documents which in whole or in part contain any Confidential Information of the Company which in any of these cases in Executive’s possession or under Executive’s control, to the Company upon the termination of Executive’s employment with the Company, or at such earlier time as the Company may request him to do so.

(e) Compelled Disclosures. In the event a third party seeks to compel disclosure of Confidential Information by the Executive by judicial or administrative process, the Executive shall promptly notify the Board of the Company of such occurrence and furnish to such Board a copy of the demand, summons, subpoena or other process served upon the Executive to compel such disclosure, and will permit the Company to assume, at its expense, but with the Executive’s cooperation, defense if such disclosure demand. In the event that the Company refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial order is issued compelling disclosure of Confidential Information by the Executive, the Executive shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

10. ARBITRATION

Except as otherwise provided herein, the parties hereby agree that any Dispute or any breach, termination, or challenge to the validity of this Agreement, including without limitation, Executive's challenge of a purported termination for Good Cause or Disability will be resolved pursuant to this Section. Within seven (7) days of either party's written notice to the other of its desire to submit any Dispute or arbitrable matter as set forth herein to arbitration, the parties will meet to attempt to amicably resolve their differences and, failing such resolution, either or both of the parties may submit the matter to mandatory and binding arbitration with the Center for Public Resources ("CPR"). The issue(s) in dispute shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a Panel of three arbitrators (the "Panel"). The only issue(s) to be determined by the Panel will be those issues specifically submitted to the Panel. The Panel will not extend, modify or suspend any of the terms of this Agreement. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16, and judgment upon the award rendered by the Panel may be entered by any court having jurisdiction thereof. A determination of the Panel shall be by majority vote.

Promptly following receipt of the request for arbitration, CPR shall convene the parties in person or by telephone to attempt to select the arbitrators by agreement of the parties. The Company shall select one arbitrator and the Executive shall select one other arbitrator. These two arbitrators shall select a third arbitrator. If these two arbitrators are unable to select the third arbitrator by mutual agreement, CPR shall submit to the parties a list of not less than eleven (11) candidates. Such list shall include a brief statement of each candidate's qualifications. Each party shall number the candidates in order of preference, shall note any objection they may have to any candidate, and shall deliver the list so marked back to CPR. Any party failing without good cause to return the candidate list so marked within ten (10) days after receipt shall be deemed to have assented to all candidates listed thereon. CPR shall designate the arbitrator willing to serve for whom the parties collectively have indicated the highest preference and who does not appear to have a conflict of interest. If a tie should result between two candidates, CPR may designate either candidate.

This agreement to arbitrate is specifically enforceable. Judgment upon any award rendered by the Panel may be entered in any court having jurisdiction. The decision of the Panel within the scope of the submission will be final and binding on all parties, and any right to judicial action on any matter subject to arbitration hereunder hereby is waived (unless otherwise provided by applicable law), except suit to enforce this arbitration award or in the event arbitration is not available for any reason. If the rules of the CPR differ from those of this Section 9, the provisions of this Section 9 will control. The Company shall pay the costs of arbitration including the fees of the arbitrators.

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11. WAIVER

No waiver of any provision of this Agreement shall be effective and enforceable unless set forth in a written instrument executed by the parties hereto. No waiver of any provision of this Agreement shall affect the validity or enforceability, or constitute a waiver of future enforcement, of such provision or of any other provision of this Agreement.

12. GOVERNING LAW

This Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Florida.

13. SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not in any manner whatsoever affect the validity or enforceability of any other provision hereof. Whenever possible, this Agreement shall be construed to permit the full enforcement of each provision hereof, and any declaration of invalidity or unenforceability with regard to any provision hereof shall be construed to minimize the effect of such declaration. The parties agree in good faith to replace any provision which is found to be unenforceable with a provision which meets the intent of the parties.

14. NOTICES

All notices required or permitted hereunder shall be in writing and shall be sufficiently given if: (a) hand delivered (in which case the notice shall be effective upon delivery); (b) emailed or telecopied, provided that in such case a copy of such notice shall be concurrently sent by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective one day following dispatch); (c) delivered by Express Mail, UPS Next Day Air, Federal Express or other nationally recognized overnight courier service (in which case the notice shall be effective one business day following dispatch); or (d) delivered or mailed by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective upon receipt), to the parties at the following addresses and/or telecopier numbers, or to such other address or number as a party shall specify by written notice to the others in accordance with this Section.

If to the Company

Integrated Inpatient Solutions, Inc.

100 Linton Boulevard, Suite 213-B

Delray Beach, FL 33483

Attention: Board of Directors

Telephone:  561-276-3737

If to Executive

Osnah Bloom

c/o Integrated Inpatient Solutions, Inc.

100 Linton Boulevard, Suite 213-B

Delray Beach, FL 33483

Telephone:  561-276-3737

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15. DEATH OR DISABILITY

In the event of the death or Disability of the Executive, the Executive, her estate or her designated beneficiaries shall be entitled to the compensation, rights and benefits as are referred to herein.

16. BINDING EFFECT

This Agreement together with any written amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, including any successor to the Company's business whether by merger, consolidation, transfer of all or substantially all assets, or otherwise. Except as otherwise provided in Section 14 hereof, this Agreement is not intended to confer any rights or remedies upon any person or entity other than the Executive and the Company.

17. NO MITIGATION OF DAMAGES; NO SET-OFF

In the event of any termination of this Agreement by either the Company or the Executive for any reason, the Executive shall not be required to seek comparable employment so as to minimize any obligation of the Company to compensate the Executive for any damages that he may suffer by reason of such termination or for any severance or other payment. No salary or other compensation received by the Executive in connection with any employment of the Executive after termination of the Executive's employment with the Company will reduce any amounts payable under this Agreement or any agreement entered into in connection herewith.

18. AMENDMENTS

No provision of this Agreement may be modified, altered or amended except by written agreement executed by all of the parties hereto.

19. ENTIRE AGREEMENT

This Agreement is intended by the parties as the final expression of their agreement and intended to be a complete and exclusive statement of the agreements and understandings of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

20. HEADINGS

The various headings set forth in this Agreement are inserted for reference purposes only and shall in no way effect the meaning or intent of any provision hereof.

21. INTERPRETATION

It is expressly agreed by the parties that the authorship of this Agreement will have no bearing on its interpretation. Each of the parties hereto acknowledges and agrees that the terms and provisions of this Agreement are fair and reasonable and that no such term or provision shall in any event be deemed a penalty.

22. COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together shall constitute a single instrument.

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23. DEFINITIONS. For purposes of this Agreement the following terms shall have the meanings set forth below:

"Affiliate" of a Person shall mean a corporation, limited liability company trust, or partnership, which, directly or indirectly, controls, is controlled by or is under common control with such Person, and for purposes hereof, "control" shall mean the ownership of 20 % or more of the Voting Stock of the corporation in question.

"Board of Directors" or "Board" shall mean the Board of Directors of the Company as duly constituted from time to time.

"Chief Executive Officer or CEO shall mean Osnah Bloom.

“Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules, regulations and interpretations issued thereunder.

"Contract Year" shall have the meaning given such term in Section 2.

"Disability" shall mean the inability of the Executive to perform her duties of employment for the Company, pursuant to the terms of this Agreement and by-laws of the Company as hereinafter provided, because of physical or mental disability, where such disability shall have existed for a period of more than 120 consecutive days or an aggregate of 180 days in any 365 day period, and if a long-term disability plan is maintained by the Company for the benefit of the Executive, the Executive is entitled to receive long term disability payments under a long term disability plan of the Company. The fact of whether or not a Disability exists hereunder shall be determined by appropriate medical experts selected by the Board. The existence of a Disability means that, the Executive's mental and/or physical condition substantially interferes with the Executive's performance of her duties for the Company, as specified in this Agreement.

"Dispute" shall mean (i) in the case of termination of employment of the Executive with the Company by the Company for Disability or Good Cause, that the Executive challenges the existence of Disability or Good Cause; (ii) in the case of termination of employment of the Executive with the Company by the Executive for Good Reason, that the Company challenges the existence of Good Reason.

"Good Cause" shall have the meaning given such term in Section 8(d).

"Good Reason" shall have the meaning assigned to that term in Section 8(e).

"Notice of Termination" shall mean a notice given by the Executive or the Company which shall indicate the specific basis for termination of employment of the Executive and shall set forth in reasonable detail facts and circumstances claimed to provide a basis for determination of any payments under this Agreement.

"Panel" shall have the meaning given such term in Section 9.

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Subsidiary" shall mean a corporation of which more than 50% of the Voting Stock is owned, directly or indirectly, by the Company.

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IN WITNESS WHEREOF, the Company by its duly authorized officer and Executive in reliance on the representations and warranties herein has duly executed this Agreement as of the day and year first written above.

INTEGRATED INPATIENT SOLUTIONS, INC. EXECUTIVE

INTEGRATED INPATIENT SOLUTIONS, INC.		EXECUTIVE

By:	/s/ Osnah Bloom	/s/ Osnah Bloom
Name: Osnah Bloom
Title: Chairperson and Chief Executive Officer

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SCHEDULE A

Annual salary of $80,000 payable in twenty six (26) equal installments.

Executive shall also be eligible for a bonus payment at the end of each twelve month period following commencement of this Agreement. Prior to the onset of each twelve month period, the non-employee members of the Board of Directors shall establish revenue targets for Company or other metrics through which Executive may qualify for a bonus payment. For the first twelve month period of this Agreement, the Board of Directors has set a gross revenue target of $7,500,000. Bonuses shall be paid as follows:

Gross Revenue Achieved by
Company during twelve months	Aggregate
following execution of Agreement.	Bonus

$3,750,000 - $4,449,999	$40,000
$4,500,000 - $5,249,999	$50,000 (i.e. $10,000 in addition to above)
$5,250,000 - $5,999,999	$60,000 (i.e. $10,000 in addition to above)
$6,000,000 - $6,749,999	$70,000 (i.e. $10,000 in addition to above)
$6,750,000 - $7,500,000	$80,000 (i.e. $10,000 in addition to above)
$7,500,001+	$100,000 (i.e. $20,000 in addition to above)

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